  Exhibit 99.2      Webcast/Teleconference Call Script

FORWARD LOOKING STATEMENTS NOTICE: The following script contains forward looking statements covered by the Private Securities Litigation Reform Act of 1995, as amended, which statements consist of words like “fully expect,” “expect,” “see,” “enthusiastic,” “innovative” and similar words.  Current financial and product performance does not mean a continuation of such performance or future consumer acceptance of products.  “Innovation” often refers to basic design or power technology improvements in consumer lighting products. CHDT Corporation’s future financial and business performance is subject to a number of factors and many of those factors are beyond the control of CHDT Corporation and are set forth in the company’s filings with the SEC.

  SCRIPT STARTS BELOW:

Operator:  Greetings, and welcome to the CHDT Corporation Fourth Quarter 2011 Results Conference Call.  At this time all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Deborah Pawlowski, Investor Relations for CHDT Corporation.  Thank you, Ms. Pawlowski, you may begin.

Deborah Pawlowski:  Thank you, Kevin, and good morning everyone.  We certainly appreciate your time and interest in CHDT.  On the call today is Stewart Wallach, CHDT's President and Chief Executive Officer, and Gerry McClinton, Chief Financial Officer and Chief Operating Officer.

The gentleman will be discussing the results of the fourth quarter and full year 2011, as well as providing us with their strategies and outlooks for 2012 and beyond.  This call will conclude with a question-and-answer session, and if you do not have the release from this morning, it is available on the Company website at chdtcorp.com.

As you are aware, we may make some forward-looking statements during the formal presentation and the question-and-answer portion of this teleconference.  These statements apply to future events which are subject to risks and uncertainties, as well as other factors, that could cause the actual results to differ materially from where they are today.  These factors are outlined in our earnings release, as well as in documents filed by the Company with the Securities and Exchange Commission, which can be found both at our website and at sec.gov.

With that, let me turn the call over to Stewart to begin.  Stewart?

Stewart Wallach:  Thank you, Debbie, for the introduction.  Good morning, everyone, and we genuinely do appreciate your time today.  As you can see from this morning's release, the fourth quarter was an excellent quarter for the Company, as we ended 2011 on a strong note, and accordingly, we are very enthusiastic about our prospects in 2012 and beyond.

I'll first review some of the highlights of 2011.  I'll then let Gerry McClinton review the financials, with a follow up ending with me, so I can talk to our strategy and direction in 2012.

For the first year in the history of our Company - it's very exciting for us - we had a record net income of $576,000 in 2011.  This would be considered a turning point, I believe, for any Company, but it holds a very special value for us in that it proves that the strategy we have followed for the past few years’ works, and I believe these results validate the hard work and tireless efforts of the Company's management team.  I am proud to be leading such a talented and committed team of people.

As the numbers indicate, we nearly doubled sales over 2010.  There are very basic things that attributed to this, and as I've said in the past, there's no magic here.  This is good sound business development, good progress, and sound business fundamentals.  We've expanded our relationships with several of our major retailers, including, but not limited to, those you would probably recognize most, such as: Costco Wholesale, Sam's Wholesale, Container stores, and Target stores, just to name a few.

In 2011, we also had some vibrant product introductions.  We launched our new battery-powered wireless motion sensor lights - I'll talk a little further about that later - and we expanded our Pathway booklights, with the introduction of several new designs.

I can share with you that our 2012 plan on product introductions and new product development is far more ambitious and will in fact, I think, surprise most people that a Company our size, with the team of people that we have in place, is able to launch new categories.

This is a combination of several years of hard work, and we have overhauled this organization.  To our long time shareholders, you've held the position with us and you stayed the course.  I think many of you have seen how this Company has transposed itself over the last couple of years.

We remain consistently committed to building a stable organization with a scalable business model that could be leveraged for growth.  At the same time, we are being recognized by retailing leaders as an innovative, highly competitive, and reliable source.

We focused on our core competencies.  Our associates have demonstrated their expertise and knowledge in several key and critical areas that make us a successful Company today: logistics management, our extensive know-how of the retail market, our manufacturing and design expertise, our operational excellence, which I think Gerry will expand upon, and of course, our extensive experience in China.

We have created a sustainable growth model.  We are confident that the infrastructure that's in place and the strategies that we've deployed are sound.  Retailers are responding very well to them and our prospects for the future are quite good.  We have demonstrated leverage on higher sales.

Our cost of doing business is relatively fixed, so this is where you will see the leverage on the higher sales.  And with the growth that we anticipate in the next year and beyond, this would become even a more significant indicator of the Company's capabilities.

Once again, I want to reference the operational excellence as the Company generated

$1.3 million in cash from operations during 2011.  Gerry, job well done.  Great job.

Gerry McClinton:  Thank you.

Stewart Wallach:  At this point in time, I'd like to turn the call over to Gerry so that he can provide some greater detail on the financials.

Gerry McClinton:  Thank you, Stewart, and good morning to everyone.  As Stewart mentioned, we had a great fourth quarter and year-end, and we fully expect to continue to build on this momentum into 2012 and beyond.

Our fourth quarter revenue increased to $2.1 million.  That's up $782 thousand, or 59%, over the fourth quarter of 2010.  Revenue grew as a result of our increases in new customers, introduction of new products and rising consumer demand for our unique products, in particular, our Eco-i-lite Power Failure Program.

Higher sales resulted in gross profit of $525 thousand, up 24.7% over the prior year period.  As a percentage of sales, gross profit declined somewhat due to changes in product and customer mix.  As sales continue to expand, and we implement our domestic distribution strategy, we expect to see margins strengthen.  Sales through our domestic distribution system should provide stronger margins for us than the direct import sales program.

Net operating income increased sharply to $81 thousand, from $33 thousand in the prior year period, reflecting our continued focus on controlling our limited resources and cutting costs in all categories, except for product development, which we see as critical to our continued growth.

During the quarter, our product development expenses were $57 thousand, which is consistent with where we have been all year.  We expect to make more investments in product development in 2012, as we continue to drive our constant innovation and our commitment to introduce new products to the market.

Net income for the fourth quarter of 2011 was $27 thousand, resulting in three positive quarters for the year, which is a major advancement for us.

Now, let me turn my attention to a summary of our record year.  Product development and channel expansion drove our significant growth in 2011.  Revenue grew 93.8% to $10.2 million from $5.3 million in 2010.  Gross profit also increased for the year by 53.7% to $2.5 million from $1.6 million in 2010.  Net operating income increased $1.3 million to $871 thousand, and operation margins expanded significantly to 8.5%.  Net income for the year was a record

$576 thousand, up $1.3 million compared with a net loss of $738 thousand in 2010.

Again, these results highlight our commitment to control spending and to focus the use of our limited resources into product development and revenue growth.

Our business model is focused on cash generation through careful working capital management.  Cash provided by operating activities increased to $1.3 million for the year.

This concludes my summary of 2011 and now I will turn the call back to Stewart, so he can touch on our outlook and strategy for 2012 and beyond.

Stewart Wallach:  As always, thank you, Gerry.  And again, thank you for your superb job in the operations area.

I want to elaborate on a few things as they relate to our success in 2011, and looking forward into 2012.  Let's talk a little further about the new product introductions.

I had the pleasure of attending the International Home and Housewares Show this past weekend, which provided me with an opportunity to see firsthand how our associates, under the leadership of Reid Goldstein, President of Capstone, conduct their business, as well as to gauge the customer response to several of our previewed products.

Keep in mind, this venue is not a formal market launch for our latest new product introductions.  Only a select few customers were privy to what we would call a soft introduction.  Reid's travel plans in the weeks ahead will allow for formal presentations, directly at retailer headquarters.  That being said, I could not be more proud of the respect our Company was shown by the visiting customers, and the response to our new products was exciting at the very least.

The power failure category is really synonymous with our Company.  We are innovators in this category and we have brought a great deal of attention to the category.  And of course, we are the ones who introduced induction-charging to the category, and we are continuing to take some very bold steps.  Simply stated, we are a Company that has enhanced the aesthetics of what was a utility product.

We successfully used this strategy in developing our multifunction Eco-i-Lites Program, and now we're taking another step.  We're now going to combine decorative lighting with power failure feature sets, and we are determined that this will launch us to a leadership position.  Recognize, and continue to recognize, we are a trendsetter in this growing category.

Our primary objective is to help our retailers become aware of the incremental opportunities a broader power failure solutions department could yield for the respective companies.  I'm sure that many of you know of somebody that has been involved in the terrible weather conditions that have hit our nation this year, if you haven't experienced it personally.  These products are not just an indulgence; these products work.  They're important for the household, but by the same token, there are some people that simply want to maintain a decorative product in their homes, and we're addressing that, now.  This would be a first for the industry.

We're also broadening our battery-powered motion sensor light line.  Last year, we launched a single item.  Actually, it was two sizes, but a single item.  We had good initial success, and now we are going to be providing a slimmer, less utility-looking, more stylish light, which will be more compatible to residential applications, once again, replicating the same development strategy that we used with Eco-i-Lites.  We know that people find the functions meaningful, but they need to have a product that looks attractive in the home environment, and we're addressing that.

We will continue to maintain our focus on innovative niche products, but I want to point out, that although we are constantly looking for products that are overlooked or underexploited by our competition, those are not the only drivers.  We are focused, and our key areas are going to remain on safety and security.  These are the areas that we fall into, whether it is lighting or some other product that may provide some aspect of security and safety.  This is going to be the sandbox we're playing in for years to come, and we've established a name here.  We've come very fast, very quickly, and particularly, are being recognized for our innovations.

We will continue to strengthen our manufacturing base and design capabilities.  Manufacturing in China has been somewhat of a challenge over the years, but I believe we've perfected it.  We have excellent relationships with our factories, and interestingly enough, as our brand becomes more familiar in the Pacific Rim, new factories are approaching us regularly and are very interested in doing business with us.

This not only allows us to exploit and take advantage of product concepts and ideas that they may have that are conducive to our Company, but it also gives us significant leverage in keeping our costs in control.  Labor costs and raw material costs have gone up in China, but we have been able to maintain our costs very closely, because we represent growth to the factories.  More “mature” companies that have been doing business with them over the past few years only represent declining businesses because of what's transpired at retail.  We're the fresh new company, if you will, and we're constantly having opportunities presented to us.  We will continue along these lines and we will further investigate these opportunities as they are presented.

Gerry and I were in China in January, specifically for CHDT business, and we had an amazing 10 days there; long days, but very productive ones.  I think that you'll find that the results are going to become evident in the marketplace in 2012.  Several new categories will be launched as a result of this trip.

Our domestic distribution strategy - I want to talk about this because this is a big step for us - will drive sales and strengthen margins.  There's no question about that.  We could not advance on this strategy until our operation was generating adequate cash and until our product lines were broadly received with a strong demand nationally.

This program primarily appeals to what we would call second-tier regional accounts, but not only second-tier and regional accounts.  Some of the largest retailers in the country will not buy all categories on a direct-import basis, because the volumes simply don't warrant it.  There are regional accounts that simply will not purchase on a direct-import basis, because of their size, and up until this point in time, we have passed on this business.  These are not necessarily smaller regional or second-tier accounts, but some of the largest retailers in the country that prefer to purchase domestically.

I will share with you that since we opened our discussions on this matter with certain retailers, they have resulted in commitments from three major retailers, adding an estimated 4,200 outlets.  That’s a thousand outlet increase from last week's news release, which obviously transpired recently at the Housewares Show.  Shipments are expected to commence as early as April, but you will see the results of this program hitting our financials over the course of the next nine months.

This also affords us the opportunity to hire additional independent sales agencies.  Keep in mind that independent sales agencies do not tax our overheads at all.  These are people being paid to produce, and they only get paid when they produce.  We will also expand the territories. Because of our expanded lines, we have several organizations that are eager to represent us, now that we're going to have domestic inventories available.  These are the people that focus and build their livelihoods by servicing second-tier retailers.

All of this adds up to greater market penetration.  This will also result, however, in more frequent, smaller stocking orders.  To our long-time shareholders, this will appear to be a change in our reporting and how things are accounted for.  As a side note, I'm working with Kei Advisors, Deborah Pawlowski, particularly, to determine how to best communicate order activity and bookings to our shareholders.

Our backlog will no longer be as accurate an indicator of our business as order cycles, for a number of our new customers will be weekly and some will be placing orders weekly or biweekly.  Although these orders will be incremental to large promotional orders placed on a direct import basis, they may in fact not total in any particular quarter as you would expect them to.

For instance, when I mention a company like Home Depot, which is currently going to be buying from us in 2012, those orders will come in every two weeks, I believe.  So in any one month, the order rate may be in the tens of thousands, maybe the hundreds of thousands, but over the course of a year, this is very meaningful growth for us.  So, I'm going to work closely with Kei Advisors, as I mentioned, to determine how to best report this and share these great developments with you in a way that will be meaningful.

As you know, we're focused and we try to be as transparent as possible.  We are very fastidious about on-time reporting, and we will continue to do that.  So as we've just entered into a transition in our business, I want to be sure the shareholders understand that this is a very meaningful development for us, and this should contribute greatly to our future growth.

I'd also like to comment before opening this up to questions on the decision that I made to engage the services of Kei Advisors.  This is a very important step for our Company, probably more so than many.  I personally conducted interviews of investor relations firms over the course of six months, possibly a little longer, and it was truly an educational experience for me.

As I suspected, and very simply, there is a significant difference between a stock promotions company, and what I believe to be a proper investor relations firm.  I believe our Company is a standout Company.  It has strong fundamentals and it deserves to be supported or represented by a professional and experienced firm.

Since the Company has been under my leadership, I have avoided the temptation of stock promotion, which typically yields short-term successes.  I've been opposed to what is commonly referred to as “fluff PR,” and I refuse to work with companies that support this approach.  Often, shareholders have called and said, "Why aren't you supporting the stock?"  Our time has been spent building a sound business.  We have arrived.  We are profitable.  We are recognized in the marketplace.  Now, we have a great story and a great Company that needs to be communicated by a professional organization.  I believe Kei Advisors will help us with their professional approach to IR and, in the long-term, our shareholder value will respond accordingly.

That's what I wanted to share at this point in time.  I know that we're going to be talking further in the next few weeks.  I know there is a lot of information that we want to share with you, relative to this order cycle and order bookings, but we just have to develop the right way to communicate it.  It's a very exciting time for our Company.

Deborah Pawlowski:  Kevin and Stewart let's open it up, now, for questions.

Stewart Wallach:  Okay, very good.

Operator:  Thank you.  Right now, we will open up the question-and-answer session.  If you'd like to ask a question, please press star, one, on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two, if you'd like to remove your question from the queue.  For participants who are using speaker equipment, it may be necessary to pick up the handset before pressing the star keys.

One moment, please, while we poll for questions.  Once again, that's star, one, to be placed in the question queue.

It appears there are no verbal questions at this time.  I'd like to turn the floor back over to management for final comments.

Deborah Pawlowski:  We must have told them everything they need to know, Stewart, so do you want to wrap it up?

Stewart Wallach:  All right.  I want to thank everybody for their time.  Once again, if there are any questions, as many of our shareholders may in fact be on the webcast and can't participate, feel free to e-mail and send them in to Kei Advisors or ourselves, and we will try to get back to you as shortly as we can.

Once again, I want to thank everybody.  And Debbie, I want to thank you and your team for all the support.  We've enjoyed working with you here on our first webcast.  It's terrific, and we look forward to sharing great news and progress with everybody in the weeks and months to come.  Thank you.

Operator:  This does conclude today's teleconference.  You may disconnect your lines at this time and have a wonderful day.  We thank you for your participation today.